Exhibit 23.2


                            CONSENT OF ERNST & YOUNG


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-80607 and 333-39149) pertaining to the 1995 Share Option Plan and the 1996 Employee Share Purchase Plan of Saville Systems PLC and in the related Prospectuses of our reports dated January 22, 1998 (except for Comprehensive Income and Note 15 as to which the date is March 12, 1999) with respect to the consolidated financial statements of Saville Systems PLC and the related financial statement schedule as of December 31, 1997 and for the years ended December 31, 1996 and 1997 incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1998.


/s/Ernst & Young
Ernst & Young
Galway, Ireland
March 12, 1999

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